                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
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[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            BHC Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 4, 1998

To the Stockholders of
  BHC COMMUNICATIONS, INC.:

     The annual meeting of the stockholders of BHC Communications, Inc. ("BHC") will be held at The Pan Pacific Hotel, 500 Post Street, San Francisco, California 94102, on May 4, 1998, at 4:00 P.M., for the purpose of considering and acting upon the following matters:

          (1) Election of directors.

          (2) Ratification of the selection of Price Waterhouse LLP ("Price Waterhouse") as auditors of BHC for the year ending December 31, 1998.

          (3) Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     You are cordially invited to attend the meeting. Arrangements have been made for interested stockholders to visit our San Francisco television station, KBHK, after the meeting. Whether or not you plan to attend the meeting, you are urged promptly to complete, date and sign the enclosed proxy and to mail it to BHC in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated:  New York, New York
        March 27, 1998

                                               By Order of the Board of
        Directors,

                                                   BRIAN C. KELLY, Secretary

                            BHC COMMUNICATIONS, INC.
                   767 FIFTH AVENUE, NEW YORK, NEW YORK 10153
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of BHC for use at the annual meeting of stockholders on May 4, 1998 and at any adjournment thereof. March 27, 1998 is the approximate date on which this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders.

VOTING

     As of March 13, 1998, the record date for the meeting, BHC had outstanding and entitled to vote 4,639,505 shares of Class A Common Stock and 18,000,000 shares of Class B Common Stock, being the classes of stock entitled to vote at the meeting. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes. The proxy solicited by this Proxy Statement is revocable at any time before it is voted.

     The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast. A majority of the votes cast is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes have no effect on the proposals being acted upon.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified by means of the ballot on the form of proxy, will vote in accordance with each specification so made.

     The Board of Directors did not know, a reasonable time before the commencement of the solicitation, of any business constituting a proper subject for action by the stockholders to be presented at the meeting other than as set forth in this Proxy Statement. However, if any other matter should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment.

SOLICITATION

     BHC will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names, and BHC will reimburse these organizations in accordance with the American Stock Exchange schedule of charges for the cost of forwarding proxy material to such beneficial owners. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors or employees of BHC, who will receive no additional compensation therefor.

                             ELECTION OF DIRECTORS

NOMINEES OF THE BOARD OF DIRECTORS

     The proxy will be voted as specified thereon and, in the absence of contrary instruction, will be voted for the reelection of Barry S. Greene, Morgan L. Miller, and John C. Siegel as directors until the third annual meeting following the May 4, 1998 meeting and until their respective successors are elected and qualified.

Information with respect to each such nominee, as well as the five present directors whose terms of office expire at the first or second annual meeting following the May 4, 1998 meeting, is set forth below:

                                                                                  AGE,        HAS SERVED
                           OTHER POSITIONS WITH BHC, PRINCIPAL OCCUPATION     FEBRUARY 28,   AS DIRECTOR
         NAME                      AND CERTAIN OTHER DIRECTORSHIPS                1998          SINCE
         ----              ----------------------------------------------     ------------   -----------
                                      NOMINEES FOR THREE-YEAR TERM
Barry S. Greene........  Consultant; Retired Senior Vice President, General        51            1977
                           Counsel and Secretary, Chris-Craft Industries,
                           Inc. ("Chris-Craft")(1)
Morgan L. Miller.......  Vice Chairman, National Spinning Company, Inc.            74            1989
John C. Siegel.........  Senior Vice President and Director, Chris-Craft;          45            1981
                           Chairman of the Board, United Television, Inc.
                           ("UTV")(2)

                             INCUMBENT DIRECTORS -- TWO-YEAR REMAINING TERM
John L. Eastman........  Partner, Eastman & Eastman, New York City law firm;       58            1989
                           Director, UTV
William D. Siegel......  President; Senior Vice President and Director,            43            1981
                         Chris-Craft

                             INCUMBENT DIRECTORS -- ONE-YEAR REMAINING TERM
Laurence M. Kashdin....  Consultant; Retired Senior Vice President and             50            1977
                         Treasurer, Chris-Craft
Joelen K. Merkel.......  Vice President and Treasurer; Vice President and          46            1993
                           Treasurer, Chris-Craft
Herbert J. Siegel......  Chairman of the Board; Chairman of the Board and          69            1977
                           President, Chris-Craft; Director, UTV

---------------
(1) Chris-Craft, which is BHC's parent, is engaged principally in the television broadcasting business, through BHC. See Table I under Voting Securities of Certain Beneficial Owners and Management regarding Chris-Craft's ownership of BHC stock.

(2) UTV is a majority owned (58.8% at February 28, 1998) subsidiary of BHC.

     The principal occupation of each of the directors for the past five years is stated in the foregoing table, except that Mr. Kashdin was President and Chief Executive Officer of the Lipton Championships tennis tournament during 1994 and part of 1995. In case a nominee shall become unavailable for election, which is not expected, it is intended that the proxy solicited hereby will be voted for whomever the present Board of Directors shall designate to fill such vacancy.

     John C. Siegel and William D. Siegel are sons of Herbert J. Siegel.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     BHC has established standing audit and compensation committees to assist the Board of Directors in discharging its responsibilities. BHC has no nominating committee.

     The Audit Committee reviews BHC's internal controls, the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate BHC financial personnel and independent accountants in connection with these reviews. The Committee recommends to the Board the appointment of the independent accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year in examining the corporate accounts. The independent accountants periodically meet with the Audit Committee and have access to the Committee at any time. The Committee held two meetings during 1997. Its members are Messrs. Eastman and Miller.

     The Compensation Committee determines and certifies whether performance goals with respect to performance-based bonus compensation for Evan C Thompson and other terms of his employment agreement are satisfied. It also considers bonus compensation for other BHC executives. The Committee's members are Messrs. Eastman and Miller. The Committee held one meeting during 1997.

     BHC's Board of Directors held four meetings during 1997.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The management of BHC has been informed that, as of February 28, 1998, the persons and groups identified in Table I below, including all directors, nominees for director, executive officers and all owners known to BHC of more than 5% of any class of BHC voting securities, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the shares of Class A Common Stock reflected in such table. Except as reflected in Tables II and III, as of February 28, 1998, each director or executive officer of BHC disclaims beneficial ownership of securities of any parent or subsidiary of BHC. Except as otherwise specified, the named beneficial owner claims sole investment and voting power as to the securities reflected in the tables.

              I.  BENEFICIAL OWNERSHIP OF BHC CLASS A COMMON STOCK

                                                                NUMBER      PERCENT
                      BENEFICIAL OWNER                        OF SHARES   OF CLASS(1)
                      ----------------                        ---------   -----------
John L. Eastman.............................................          --       --
Barry S. Greene.............................................          --       --
Laurence M. Kashdin.........................................          74        *
Joelen K. Merkel(2).........................................         200        *
Morgan L. Miller............................................         100        *
Herbert J. Siegel(3)........................................         538        *
John C. Siegel..............................................          --       --
William D. Siegel(3)........................................         540        *
All BHC directors and executive officers as a group,
  including those named above (10 persons)(4)...............       1,143        *
The Capital Group Companies, Inc., Capital Research and
  Management Company, and American Variable Insurance
  Series -- Growth Fund(5)..................................     440,850      9.3%
  333 South Hope Street, Los Angeles, CA 90071
Chris-Craft Industries, Inc.(6).............................  18,000,000     79.2%
  767 Fifth Avenue, New York, NY 10153
Gabelli & Company, Inc., Gabelli Funds, Inc.,
  GAMCO Investors, Inc., and Mario J. Gabelli(7)............     379,767      8.0%
  One Corporate Center, Rye, NY 10580
Franklin Resources, Inc.,
  Charles B. Johnson and Rupert H. Johnson, Jr.(8)
  777 Mariners Island Blvd.
  San Mateo, CA 94404 and
  Franklin Mutual Advisers, Inc.(8).........................     624,731     13.2%
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

---------------
 * Less than 1%.

(1) In accordance with SEC rules, percentages have been computed deeming as not outstanding 226,503 shares of Class A Common Stock held by UTV.

(2) Shares are owned jointly with the director's husband.

(3) Ownership includes 309 shares held in the Chris-Craft Profit Sharing Plan, of which the directors and another Chris-Craft director are Trustees. See
    Note 2 to Table II.

(4) Includes shares referred to in Note 3. Although Evan C Thompson is neither an officer nor a director of BHC, as President of Chris-Craft's Television Division, he may be considered an executive officer of BHC, within the SEC definition of the term. Mr. Thompson owns no BHC shares.

                                                  (Notes continued on next page)

(5) Voting power is disclaimed as to 154,661 shares. Information is furnished in reliance on Amendment No. 2 to Schedule 13G of the named owners dated February 10, 1998, filed with the SEC.

(6) Shares are issuable upon conversion of 18,000,000 shares of Class B Common Stock (100% of the class) owned by Chris-Craft.

(7) Voting power is disclaimed as to 16,500 shares. Information is furnished in reliance on Amendment No. 34 to Schedule 13D of the named owners dated October 28, 1997, filed with the SEC.

(8) Information is furnished in reliance on Amendment No. 1 to Schedule 13G of the named owners dated January 16, 1998, filed with the SEC.

                 II.  BENEFICIAL OWNERSHIP OF CHRIS-CRAFT STOCK

                                  $1.40 CONVERTIBLE           CLASS B COMMON
                                PREFERRED STOCK(1)(2)         STOCK(1)(2)(3)          COMMON STOCK(2)(4)
                                ----------------------    ----------------------    ----------------------
                                  NUMBER      PERCENT       NUMBER      PERCENT       NUMBER      PERCENT
       BENEFICIAL OWNER         OF SHARES     OF CLASS    OF SHARES     OF CLASS    OF SHARES     OF CLASS
       ----------------         ---------     --------    ---------     --------    ---------     --------
John L. Eastman...............     --           --           --           --            --          --
Barry S. Greene...............     --           --           45,885       *            120,255      *
Laurence M. Kashdin...........        50        *            59,269       *             97,924      *
Joelen K. Merkel(5)...........     --           --           22,644       *             77,365      *
Morgan L. Miller(6)...........     --           --            7,370       *             11,058      *
Herbert J. Siegel(7)..........   152,057        61.8%     5,042,067       44.8%      7,670,526      25.0%
John C. Siegel(8).............       246           *        907,922       11.5%      1,616,818       6.6%
William D. Siegel(8)..........        --          --        759,267        9.6%        859,732       3.5%
All BHC directors and
  executive officers as a
  group, including those named
  above (10 persons)(9).......   152,107        61.8%     6,325,142       56.2%      9,382,662      29.0%

---------------
 * Less than 1%.

(1) Each share of Chris-Craft $1.40 Convertible Preferred Stock is convertible into 10.96014 shares of Chris-Craft Common Stock and 21.92025 shares of Chris-Craft Class B Common Stock, except that if such share of Chris-Craft $1.40 Convertible Preferred Stock was transferred after November 10, 1986 other than to a Permitted Transferee, as defined in Chris-Craft's certificate of incorporation, such share is convertible into 32.88039 shares of Chris-Craft Common Stock. Each share of Chris-Craft Class B Common Stock is convertible into one share of Chris-Craft Common Stock.

(2) At December 31, 1997, (a) the Trustee of the Chris-Craft Employees' Stock Purchase Plan (the "Chris-Craft Stock Purchase Plan") held 373,059 shares of Chris-Craft Class B Common Stock, 622,928 shares of Chris-Craft Common Stock and 246 shares of Chris-Craft $1.40 Convertible Preferred Stock (representing 4.7%, 2.6% and less than 1% of the outstanding shares of the respective classes at February 28, 1998), and (b) the Trustees under the Chris-Craft Profit Sharing Plan held 163,909 shares of Chris-Craft Class B Common Stock (representing 2.1% of the outstanding shares of the class at February 28, 1998). A committee appointed by the Board of Directors of Chris-Craft to administer the Chris-Craft Stock Purchase Plan is empowered to direct voting of the shares held by the Trustee under that plan, and the Trustees under the Chris-Craft Profit Sharing Plan are empowered to vote and dispose of the shares held by that plan. Herbert J. Siegel, John C. Siegel and another Chris-Craft director are the members of the committee under the Chris-Craft Stock Purchase Plan, and Herbert J. Siegel, William D. Siegel and another Chris-Craft director are the Trustees under the Chris-Craft Profit Sharing Plan. The numbers of shares set forth in the table with respect to each named executive officer other than Herbert J. Siegel and John C. Siegel include, with respect to the Chris-Craft Stock Purchase Plan, only shares vested at December 31, 1997. The numbers of shares set forth in the table with respect to all directors and executive officers as a group include all shares held in the Chris-Craft Stock Purchase Plan

                                                  (Notes continued on next page)
    and the Chris-Craft Profit Sharing Plan as of December 31, 1997, and the numbers of shares set forth respecting the named members of the Chris-Craft Stock Purchase Plan Committee and the named Trustees of the Profit Sharing Plan include the respective numbers of shares held in those plans as of such date. If, at February 28, 1998, the shares of Chris-Craft $1.40 Convertible Preferred Stock held in the Chris-Craft Stock Purchase Plan at December 31, 1997 had been converted, and the Chris-Craft Class B Common Stock issuable upon such conversion had been added to the Chris-Craft Class B Common Stock then held in the Chris-Craft Stock Purchase Plan and the Chris-Craft Profit Sharing Plan, the shares of Chris-Craft Class B Common Stock held in the two plans would represent 6.8% of the Chris-Craft Class B Common Stock that would have been outstanding; if, at February 28, 1998, the shares of Chris-Craft $1.40 Convertible Preferred Stock held in the Chris-Craft Stock Purchase Plan at December 31, 1997 had been converted, the Chris-Craft Class B Common Stock then held in the Chris-Craft Stock Purchase Plan and the Chris-Craft Profit Sharing Plan, or issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock held in the Chris-Craft Stock Purchase Plan, also had been converted, and the Chris-Craft Common Stock issuable upon such conversions had been added to the Chris-Craft Common Stock then held in such plans, the shares of Chris-Craft Common Stock held in the two plans would represent 4.8% of the Chris-Craft Common Stock that would have been outstanding.

(3) Includes shares of Chris-Craft Class B Common Stock issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

(4) Includes shares of Chris-Craft Common Stock issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock and the Chris-Craft Class B Common Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

(5) Ownership includes 22,033 shares of Common Stock issuable pursuant to currently exercisable stock options.

(6) The director also owns 210 shares of Chris-Craft $1.00 Prior Preferred
    Stock.

(7) Ownership includes 327,818 shares of Chris-Craft Common Stock issuable pursuant to a currently exercisable stock option and excludes 67,922 shares of Chris-Craft Class B Common Stock owned by Mr. Siegel's wife.

(8) Ownership includes 54,633 shares of Chris-Craft Common Stock issuable pursuant to currently exercisable stock options.

(9) Ownership includes all shares held in the Chris-Craft Stock Purchase Plan and the Chris-Craft Profit Sharing Plan, as of December 31, 1997 (see Note
    2), all other shares reflected in the table with respect to directors and named executive officers, and 130 shares of Chris-Craft $1.40 Convertible Preferred Stock, 713,206 shares of Chris-Craft Class B Common Stock, and 1,453,912 shares of Chris-Craft Common Stock, including currently exercisable options to purchase 218,543 shares of Chris-Craft Common Stock, beneficially owned by Evan C Thompson and 55,284 shares of Common Stock issuable pursuant to currently exercisable stock options held by an executive officer of BHC not named in the table. Of the shares held in the Chris-Craft Stock Purchase Plan, 116 shares of Chris-Craft $1.40 Convertible Preferred Stock, 213,980 shares of Chris-Craft Class B Common Stock and 495,301 shares of Chris-Craft Common Stock were held for the accounts of employees other than executive officers of BHC.

                 III.  BENEFICIAL OWNERSHIP OF UTV COMMON STOCK

                                                               NUMBER      PERCENT
                      BENEFICIAL OWNER                        OF SHARES    OF CLASS
                      ----------------                        ---------    --------
John L. Eastman(1)..........................................     9,500       *
Barry S. Greene.............................................        --      --
Laurence M. Kashdin.........................................        --      --
Joelen K. Merkel............................................        --      --
Morgan L. Miller............................................        --      --
Herbert J. Siegel(2)........................................        --      --
John C. Siegel(3)...........................................   241,573     2.6%
William D. Siegel...........................................        --      --
All BHC directors and executive officers as a group,
  including those named above (10 persons)(4)...............   276,073     2.9%

---------------
 * Less than 1%.

(1) Ownership includes 9,000 shares issuable upon exercise of options previously granted under UTV's 1995 Director Stock Option Plan or to be granted thereunder immediately following UTV's 1998 annual meeting of stockholders.

(2) Ownership excludes 666 shares owned by the director's wife.

(3) As of December 31, 1997, (a) the Trustee of the Employees' Stock Purchase Plan of UTV (the "UTV Stock Purchase Plan") held 230,573 shares of UTV Common Stock (representing 2.5% of the outstanding shares at February 28,
    1998), and (b) the Trustees under the UTV Profit Sharing Plan held 10,000 shares of UTV Common Stock (representing less than 1% of the outstanding shares at February 28, 1998). A committee appointed by the Board of Directors of UTV to administer the UTV Stock Purchase Plan is empowered to direct voting of the shares held by the Trustee under that plan, and the Trustees under the UTV Profit Sharing Plan are empowered to vote and dispose of the shares held by that plan. John C. Siegel, Evan C Thompson, and another executive officer of UTV are the members of the committee under the UTV Stock Purchase Plan and are the Trustees of the UTV Profit Sharing Plan. The numbers of shares set forth in the table with respect to John C. Siegel and all BHC directors and executive officers as a group include all shares held in the UTV Stock Purchase Plan and the UTV Profit Sharing Plan as of December 31, 1997.

(4) Includes the shares referred to in Note 3 and 25,000 shares owned by Evan C Thompson.

EXECUTIVE COMPENSATION

     No BHC executive officer receives any regular cash compensation from BHC. Pursuant to the Management Agreement outlined below under the caption Certain Relationships and Related Transactions, BHC pays Chris-Craft a fee for providing management services to BHC, including the services of certain Chris-Craft officers and employees, which services are not exclusive to BHC. The following table summarizes all plan and non-plan compensation paid by Chris-Craft to its four highest-paid executive officers whose compensation is considered in the determination of the management fee (as more specifically described in the text following the table) and to Evan C Thompson, a Chris-Craft executive officer who is not an elected officer of BHC (see Note 4 to Table I), but whose compensation is paid by KCOP Television, Inc., a wholly owned subsidiary of BHC ("KCOP").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                             ------------
                                                                                AWARDS
                                                                             ------------
                                                    ANNUAL COMPENSATION(1)    SECURITIES
                                                    ----------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION AT CHRIS-CRAFT  YEAR    SALARY ($)   BONUS ($)    OPTIONS(#)    COMPENSATION($)
------------------------------------------  ----    ----------   ---------    ----------    ---------------
Herbert J. Siegel......................     1997    1,033,043    2,124,300          --         1,222,257(2)
  Chairman of the Board                     1996    1,000,041    2,249,895          --           864,695
     and President                          1995      975,650    2,437,950          --         1,113,609

Joelen K. Merkel.......................     1997      324,480      220,000          --           126,035(3)
  Vice President                            1996      312,000      220,000          --            48,344
     and Treasurer                          1995      300,000      275,000          --            90,502

John C. Siegel.........................     1997      573,000      900,000*         --           300,143(4)
  Senior Vice President                     1996      551,000      400,000          --            69,862
                                            1995      530,000      350,000          --           133,607

William D. Siegel......................     1997      573,000    1,500,000**        --           374,728(5)
  Senior Vice President                     1996      551,000      400,000          --            69,342
                                            1995      530,000      350,000          --           133,339

Evan C Thompson........................     1997    1,033,043    1,950,060          --         1,166,215(6)
  Executive Vice President                  1996    1,000,041    2,225,180          --           540,925
     and President, Television Division     1995      975,650    2,540,440          --           798,764

---------------
 *  Includes $500,000 paid by a BHC subsidiary.

**  Includes $1,100,000 paid by a BHC subsidiary.

(1) Excludes automobile allowance of $1,200 per month paid to each of the named individuals and perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named person.

(2) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $232,861 with respect to the Stock Purchase Plan and $349,291 with respect to the Profit Sharing Plan; also includes $42,028 reported as income of the named individual with respect to premiums paid on "split-dollar" life insurance policies and $598,077 credited to a deferred compensation account.

(3) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $38,428 with respect to the Stock Purchase Plan and $87,607 with respect to the Profit Sharing Plan.

(4) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $91,259 with respect to the Stock Purchase Plan and $208,884 with respect to the Profit Sharing Plan.

(5) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $120,844 with respect to the Stock Purchase Plan and $253,884 with respect to the Profit Sharing Plan.

(6) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $243,864 with respect to the Stock Purchase Plan and $650,498 with respect to the Profit Sharing Plan; also includes $271,853 credited to a deferred compensation account.

     In determining the amount of the management fee, BHC and Chris-Craft consider costs incurred by Chris-Craft allocable to performance of services required under the Management Agreement, including expenses for compensating, and providing office facilities to, certain Chris-Craft executive officers and corporate-office employees. Because KCOP pays Mr. Thompson, his compensation is not considered in determining the management fee.

     Chris-Craft entered into employment agreements with Herbert J. Siegel and Evan C Thompson, as of January 1, 1994.

     The employment agreement with Herbert J. Siegel ("Mr. Siegel's agreement") provides for his continued service as Chris-Craft's Chief Executive Officer for a term ending December 31, 2000. Annual base salary is currently $1,050,604, subject to adjustment ("COLA adjustment"), to reflect price level increases, as reported in a U.S. Department of Labor Consumer Price Index. Deferred compensation, currently in the amount of $608,245 annually, subject to COLA adjustment, plus any other current compensation that would not be deductible by Chris-Craft pursuant to Section 162(m) of the Internal Revenue Code (the "Code"), is credited to a deferred compensation account together with interest on the account balance, to be computed based on the yield of U.S. Treasury Notes maturing in five years. The account balance will be paid to Mr. Siegel in five annual installments after termination of the employment term.

     Mr. Siegel's agreement provides that in the event of any change in control of Chris-Craft during the employment term, the employment term will be extended automatically to the third anniversary following such change in control, if the employment term otherwise would have terminated before such third anniversary.

     Mr. Siegel has the right to terminate the employment term in the event of a diminution of his authority or other material breach by Chris-Craft of Mr. Siegel's agreement or the occurrence without his consent of specified fundamental changes in Chris-Craft. In the event of such termination, he is entitled to receive, in lump sum, an amount equal to the base salary, deferred compensation and consulting fees that would have been payable to him through the term of the agreement (assuming no additional extensions of the employment term after such termination), plus an amount equal to the mean performance bonuses theretofore paid or payable to him multiplied by the number of years remaining in the employment term. If Mr. Siegel dies during the employment term, Mr. Siegel's estate is to receive for each of the three following 12-month periods an amount equal to "Average Annual Compensation"; and in the event of his disability, Mr. Siegel is to receive, annually for the remainder of the employment term, an amount equal to one-half of his Average Annual Compensation. "Average Annual Compensation" generally means the executive's average base salary plus bonus for a specified period prior to the event. Additionally, if any payment to Mr. Siegel pursuant to the agreement should be subject to the excise tax imposed on "golden parachutes" by Section 4999 of the Code, Chris-Craft will pay on his behalf or reimburse him in an amount equal to the sum of the excise tax and related interest and penalties, if any, plus any income taxes (and related penalties and interest) that may become payable by Mr. Siegel arising from Chris-Craft's compliance with such payment or reimbursement obligations, such that he would be in the same position as he would have been had no excise tax been imposed.

     Mr. Siegel's agreement entitles him to a cash bonus equal to 1 1/2% of the amount by which Chris-Craft "Pre-tax Income" exceeds $36,000,000 for each fiscal year of his employment. For purposes of the agreement, "Pre-tax Income" means Chris-Craft income before provision for income taxes and minority interest, as such amount is reported on Chris-Craft's audited consolidated statements of income included in its annual report to stockholders; provided that, in determining such Pre-tax Income, there will be excluded (i) any loss of any business commenced or newly acquired by Chris-Craft during (or within the six months next preceding commencement of) the employment term, if such business would at any time during such term constitute a Development Stage Company under Securities and Exchange Commission Regulation S-X, assuming such business were organized as a separate entity, e.g., the United Paramount Network, but only to the extent that the loss of such business, aggregated with the losses of all other such businesses (if any) so commenced or acquired, exceeds $10,000,000 in any fiscal year, and provided further, that such losses incurred by any business shall not be so excluded for any fiscal year beginning after the fourth anniversary of the date of commencement or acquisition of such business by Chris-Craft; and (ii) any goodwill amortization (similarly determined) arising out of a business acquisition during the employment term.

     During the consulting term, which will commence on expiration of the employment term and end five years thereafter, Mr. Siegel is to receive annual compensation of $500,000 (subject to COLA adjustment from December 1993), is required to devote not more than 20 hours in any month to Chris-Craft's affairs, and is prohibited from engaging in activity competitive with Chris-Craft. If Mr. Siegel dies during the consulting term, his estate is to receive the full consulting fee until the third anniversary of his death or the end of the consulting term, whichever is earlier; if he is disabled, he is entitled to receive one-half of the consulting fee until the end of the consulting term. For each year covered by Mr. Siegel's agreement, Chris-Craft will match on a cumulative basis up to $200,000 of his charitable contributions, in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any subsidiary.

     As additional inducement to Mr. Siegel to enter into the agreement, Chris-Craft made "split-dollar life" insurance agreements with each of Mr. Siegel's two sons, pursuant to which, under each agreement, Chris-Craft procured and will pay the full amount of each annual premium for 15 years on last-to-die policies on the lives of Herbert J. Siegel and his wife. Each of the sons is the owner of policies, having face amounts totaling $15 million, covered by his agreement and has the right to designate and change the beneficiaries thereunder; however, none of the policies may be borrowed against, surrendered, or canceled, and no dividend election thereunder may be terminated, without Chris-Craft's consent. The premiums on these policies are paid by Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree. See Certain Relationships and Related Transactions. The policies and the split-dollar agreements contemplate that an amount equal to the aggregate premiums paid by Chris-Craft and BHC, but without interest, will be repaid to them, respectively, upon the death of the last to die of the insureds.

     Chris-Craft has also agreed, in the event of Mr. Siegel's death, to pay $2,000,000 to a beneficiary named by Mr. Siegel. Chris-Craft has purchased, and is the sole owner and beneficiary of, insurance on the life of Mr. Siegel and anticipates that the insurance benefits received by Chris-Craft will exceed the cost, after applicable income taxes, of paying the foregoing death benefit.

     Mr. Thompson's employment agreement ("Mr. Thompson's agreement") provides for his continued service with Chris-Craft until December 31, 2000 on substantive terms similar to those specified in Mr. Siegel's agreement, except that, on December 31, 1998, the term shall automatically be extended to December 31, 2001, unless either party gives contrary notice prior to October 1, 1998; annual deferred compensation is currently in the amount of $276,475, subject to COLA adjustment, and Mr. Thompson can elect each year whether amounts deferred for such year will be paid in lump sum immediately, or over five years, after termination of the employment term; Mr. Thompson's consulting fee is $250,000 per year (subject to COLA adjustment from December 1993), and the consulting term will end May 31, 2007; if Mr. Thompson dies during the employment term or the consulting term, a death benefit is payable until the earlier of the first anniversary of his death or the end of the consulting term; there is no split-dollar life insurance; Chris-Craft will match on a cumulative basis up to $100,000 of Mr. Thompson's charitable contributions during each year of the employment term; and Mr. Thompson's bonus is equal to 1% of the amount by which Chris-Craft's "TV Broadcast Cash Flow" for each year exceeds $20 million, up to $50 million, and 2% of the amount by which TV Broadcast Cash Flow exceeds $50 million. The bonus computation will be adjusted if Chris-Craft acquires, in one or more transactions, additional television stations having aggregate mean TV Broadcast Cash Flow exceeding $10 million for the three fiscal years of such television station prior to its acquisition by Chris-Craft, or disposes of a television station having mean TV Broadcast Cash Flow exceeding $5 million for the three fiscal years prior to its disposition by Chris-Craft. TV Broadcast Cash Flow for purposes of the bonus calculation means operating income plus depreciation and amortization of goodwill and programming contracts, minus payments on programming contracts. The Board of Directors will consider adjusting the bonus calculation and formulae if and at such time as Chris-Craft shall own 10 or more television stations or Mr. Thompson shall have chief operating responsibility for a business owned by Chris-Craft that derives revenues exceeding $25,000,000 other than from television broadcasting.

                            ------------------------

     Benefits under the Chris-Craft Salaried Employees' Pension Plan are based on a participant's compensation, including salaries, bonuses and commissions. The plan provides a retirement annuity, generally based on specified percentages of annual compensation (for 1989 and subsequent years, generally 1.5% of the first $18,000 of compensation and 2.0% of the remainder) aggregated through the years of service. Estimated annual benefits payable upon retirement after working to age 65 (including benefits payable under the predecessor pension plan and the Chris-Craft Benefit Equalization Plan) are, for Joelen K. Merkel, John
C. Siegel and William D. Siegel, $284,892, $537,366 and $704,857, respectively, and $1,057,048 for Evan C

Thompson (the expense for which is borne by KCOP). Herbert J. Siegel, who has reached age 65, is currently receiving $79,874 per year from the predecessor pension plan and, as of February 28, 1998, has accrued an additional annual benefit of $1,038,226 under the current pension plan, including the Benefit Equalization Plan.

     Under Chris-Craft's Executive Deferred Income Plan, Chris-Craft entered into an agreement with each participating employee, whereby the employee agreed to defer $1,000 per year of salary in each of four years, and Chris-Craft agreed to make annual payments in specified amounts for 10 years in the event of the employee's death or for 15 years commencing at age 60. The plan also provides supplemental disability benefits of $10,000 per year from the onset of a disability until annual payments commence at age 60 or death. Benefits under the plan do not depend on compensation and are payable in full if the employee has accumulated 20 years of service, or is employed by Chris-Craft, when the condition for payment occurs. Maximum annual benefits payable in the event of death of Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson would be $101,585, $109,677, $136,853 and $55,137, respectively, for 10 years.
Annual benefits payable to Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson commencing at age 60 would be $76,798, $83,076, $103,305 and $31,898, respectively, for 15 years, assuming full vesting of benefits. After an employee has participated in the plan for four years, premiums for insurance on his life are paid through policy loans involving no direct out-of-pocket cost to Chris-Craft. Accordingly, since 1987, Chris-Craft has made no payment under the plan with respect to the participation of any Chris-Craft executive officer, other than for interest on policy loans and disability waiver premiums.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     No BHC executive officer receives regular cash compensation from BHC. In recognition of outstanding performance in various matters relating to analysis and negotiation of business acquisitions, planning new business ventures, legislative and regulatory initiatives, and assumption of additional responsibilities on several key projects, BHC's Chief Executive Officer recommended that special bonuses be paid for 1997 by subsidiaries of BHC to John
C. Siegel and William D. Siegel. The Compensation Committee reviewed and adopted the Chief Executive Officer's recommendation. BHC's policy with respect to
Section 162(m) of the Internal Revenue Code is that compensation paid to BHC executive officers should be fully deductible.

             John L. Eastman                       Morgan L. Miller

PERFORMANCE GRAPH

     The following line graph compares cumulative total shareholder return for BHC Class A Common Stock, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Broadcast-500 index, assuming the investment of $100 in each in December 1992 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

                            BHC COMMUNICATIONS, INC.
                    TOTAL RETURN TO SHAREHOLDERS: 1993-1997

                        [BHC COMMUNICATIONS, INC. CHART]

                                   DEC. 92    DEC. 93    DEC. 94    DEC. 95    DEC. 96    DEC. 97
BHC COMMUNICATIONS-CL A..........    100      136.67     122.50     159.64     171.25     222.08
BRDCAST (TV, RADIO, CABLE)-. 500     100      140.27     130.24     170.50     139.76     229.94
S&P 500 INDEX....................    100      110.08     111.53     153.45     188.68     251.63

     Pursuant to SEC rules, the material under the captions Board Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed "soliciting material" nor "filed" with the SEC. It is specifically excluded from any material which is incorporated by reference in BHC filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

COMPENSATION OF DIRECTORS

     BHC directors are compensated at the rate of $35,000 per year, and members of the Audit Committee and Compensation Committee each receive an additional $3,000 per year. Directors who are executive officers of Chris-Craft or a Chris-Craft subsidiary receive no additional compensation for service as a director of BHC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     BHC has no employees other than employees of BHC subsidiaries. Pursuant to the Management Agreement outlined below, Chris-Craft officers, employees and other personnel perform all BHC corporate financial, legal and administrative functions. BHC and Chris-Craft have entered into a Management Agreement pursuant to which Chris-Craft provides specified advisory and management services for an annual fee of $12,000,000. The Management Agreement expires March 31, 1998, but is automatically extended for additional one-year terms, unless terminated prior to March 31 of any year on notice by either party. The Management Agreement requires BHC to reimburse Chris-Craft for certain expenses specifically relating to BHC, including any bonus required to be paid by Chris-Craft to its Chief Executive Officer, pursuant to his employment contract with Chris-Craft, that arises out of extraordinary financial results of BHC, as well as any other bonuses earned by Chris-Craft employees in connection with such income that are approved by the Board of Directors of BHC. The cost of the last-to-die policies on the lives of the Chief Executive Officer of Chris-Craft and his wife, which policies are referred to under Executive Compensation, is shared between Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree.

     Since 1986, UTV has paid Chris-Craft a management fee at the rate of $400,000 per year, primarily for the executive management services of certain Chris-Craft senior officers. Beginning with 1994, UTV has also paid KCOP a management fee ($1,750,000 in 1997) to reimburse KCOP for expenses incurred, attributable to the compensation paid by KCOP to its executive and support staff for the portion of their services which constitutes executive management services to UTV. In addition, UTV pays Chris-Craft a total of $170,000 per year in directors' fees otherwise payable to Chris-Craft directors and executive officers. These arrangements are expected to continue.

     A son of Lawrence R. Barnett, a director of Chris-Craft and UTV, is a principal of the firm of Gipson Hoffman & Pancione, which performed legal services for certain BHC subsidiaries during 1997 for fees aggregating $1,276,500, and is expected to perform similar services during 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     BHC's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in beneficial ownership of BHC equity securities with the SEC. Copies of those reports must also be furnished to BHC. Based solely on a review of the copies of reports furnished to BHC and written representations that no Forms 5 were required, BHC believes that, during 1997, all filing requirements applicable to directors and executive officers were timely complied with, except that Morgan L. Miller reported late a purchase of BHC Class A Common Stock.

                     RATIFICATION OF SELECTION OF AUDITORS

     The stockholders are to take action upon ratification of the selection of Price Waterhouse as auditors of BHC for its fiscal year ending December 31, 1998. Representatives of Price Waterhouse are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. Price Waterhouse was the independent accountant for BHC for its fiscal year ended December 31, 1997. If the selection of Price Waterhouse is not ratified, or prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent accountants whose selection for any period subsequent to the next annual meeting will be presented for stockholder approval at such meeting.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by BHC at its principal executive offices by November 30, 1998.

     BHC'S 1997 FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO BRIAN C. KELLY, SECRETARY, BHC COMMUNICATIONS, INC., 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153.

                                          By Order of the Board of Directors,

                                                   BRIAN C. KELLY, Secretary

/X/ Please mark votes
    as in this example.


UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                     FOR ALL   AUTHORITY WITHHELD
                    NOMINEES   AS TO ALL NOMINEES
1. Election of
   Directors (see     /  /           /  /
   other side)

 For, except vote withheld from the following nominee(s):





THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                          FOR  AGAINST  ABSTAIN
                2. Selection of Price Waterhouse LLP as  /  /   /  /    /  /
                   auditors.


                                   NOTE:   Please sign exactly as your name
                                   appears hereon. If the named holder is a corporation, partnership, or other association, please sign its name and add your name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly. EACH holder should sign.



                                   ---------------------------------------------

                                   ---------------------------------------------
                                      SIGNATURE(S)                     DATE

                            BHC COMMUNICATIONS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
          BRIAN C. KELLY and WILLIAM D. SIEGEL, and each of them, each with full
R power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting or, if
O only one shall be present and acting, then that one, all of the shares of BHC Communications, Inc. that the undersigned would be entitled, if
X personally present, to vote at its 1998 annual meeting of stockholders and at any adjournment thereof, upon such business as may properly
Y come before the meeting, including the items set forth on the reverse side and in the notice of annual meeting and the proxy statement.

          ELECTION OF DIRECTORS, NOMINEES:
          BARRY S. GREENE, MORGAN L. MILLER, JOHN C. SIEGEL


            PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY.

                                                                    SEE REVERSE
                                                                        SIDE